ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20140800148-48
Ross Miller Secretary of State State of Nevada	Filing Date and Time 12/08/2014 1:21 PM
	Entity Number C35341-2004

Certificate of Amendment

(PURSUANT TO NRS 78.380)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporation

(Pursuant to NRS 78.380 - Before Issuance of Stock)

1. Name of corporation:

PMX Communities, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

3. Capital Stock

(a) Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue is Five Hundred Ten Million (510,000,000) shares. Five Hundred Million (500,000,000) shares shall be designated "Common Stock", and shall have a par value of $.0001. Ten Million (10,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.0001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

See attached.

3. The undersigned declare that they constitute **at least two-thirds** of the following:

(check only one box) ☐ incorporators ☒ board of directors

4. Effective date and time of filing: (optional) Date: 12/10/2014 Time: 4:00 pm

(must not be later than 90 days after the certificate is filed)

5. The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6. Signatures: (If more than two signatures, attach an 8 1/2" x 11" plain sheet with the additional signatures.)

X [signature]
Authorized Signature

X
Authorized Signature

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Reset

3. Capital Stock

(a) Authorized Shares. The aggregate number of shares which the corporation shall have the authority to issue is Five Hundred Ten Million (510,000,000) shares. Five Hundred Million (500,000,000) shares shall be designated "Common Stock", and shall have a par value of $.0001. Ten Million (10,000,000) shares shall be designated "Preferred Stoc", and shall have a par value of $.0001 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

(b) Consideration for Shares. All shares of Common Stock and Preferred Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of $.0001 for Common Stock and $.0001 for Preferred Stock. All shares shall be fully paid and non-assessable.

(c) Issuance of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors of the corporation is authorized to establish such series, to fix and determine the variations and the relative rights and preferences as between series, and to thereafter issue such stock from time to time. The Board of Directors is also authorized to allow for conversion of the Preferred Stock to Common Stock under terms and conditions as determined by the Board of Directors.

(d) Dividends. Dividends in cash, property or share of the corporation may be paid upon the Common and Preferred Stock, as and when declared by the Board of Directors, out of funds of the corporation to the extent, and in the manner permitted by law.

(e) Voting Rights & Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote, and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. The voting rights of Preferred Stock, if any, shall be established by the Board of Directors at the time such stock is issued in series. Cumulative voting shall not be allowed in the election of directors of the corporation.

(f) Denial of Preemptive Rights. No holder of any shares of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

(g) Dissolution or Liquidation. Upon any dissolution or liquidation, whether voluntary or involuntary, the holders of preferred shares shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, the sum initially paid per share and a further amount equal to any dividend thereon declared and unpaid to the date of such